Exhibit 10.19

LICENSE AGREEMENT
(THERAPEUTIC PRODUCTS)

        THIS LICENSE AGREEMENT (this "Agreement"), effective as of June 28, 1996 (the "Effective Date"), is by and among DYAX CORP., a Delaware corporation, and PROTEIN ENGINEERING CORPORATION, a Massachusetts corporation and wholly-owned subsidiary of Dyax Corp., each having a principal place of business at 765 Concord Avenue, Cambridge, Massachusetts 02138 (collectively referred to herein as "Licensor"); and AFFYMAX TECHNOLOGIES, N.V. ("Licensee"), having a registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex UB6 ONN, England.

RECITALS

        A.    Licensor has the right to grant licenses to and under certain technology described and claimed in U.S. Patent No. 5,223,409 entitled "Directed Evolution of Novel Binding Proteins", U.S. Patent No. 5,403,484 entitled "Viruses Expressing Chimeric Binding Proteins", and associated patent rights.

        B.    Licensee desires to obtain a license from Licensor to practice the inventions described in the patents referenced above and Licensor is willing to grant such a license on the terms and subject to the conditions provided herein.

        NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereby agree as follows:

ARTICLE 1.
DEFINITIONS

        For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below:

        1.1.  "Affiliate" shall mean a corporation or other legal entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation. Notwithstanding anything in this definition to the contrary, Nippon Glaxo Limited, Shinjuku MAYNDS Tower, 1-1, Yoyogi 2-chrome, Shubuya-ku 151, Tokyo, Japan, and Maxygen, Inc. (presently a division of Licensee), 40001 Miranda Avenue, Palo Alto, CA 94304 shall be deemed to be an Affiliate of Licensee for purposes of this Agreement.

        1.2.  "Field of Use" shall mean human therapeutic products only and not any other produce purposes such as any in vitro or in vivo diagnostics, imaging, purification or separations, research products, industrial enzymes, or for any other uses or purposes.

        1.3.  "Licensed Intermediate" shall mean any fusion protein (including without limitation any chimeric binding protein), genetic package (including without limitation any virus, spore or cell) or other intermediate compound, or any compound derived from any of the foregoing, that is (i) discovered, made or developed by Licensee using a method covered in whole or in part by Patent Rights or (ii) is otherwise covered by Patent Rights.

        1.4.  "Licensed Product" shall mean any product intended for sale to an End User as a human therapeutic that prior to or after the effective date is (i) discovered, made or developed by Licensee or its Affiliates using a Licensed Intermediate or a method covered in whole or in part by Patent Rights or (ii) otherwise covered by Patent Rights.

        1.5.  "Patent Rights" shall mean all Valid Claims (defined below) of United States Patent Nos. 5,223,409 and 5,403,484, reissues, reexaminations, renewals and extensions thereof, and all continuations, continuations-in-part and divisionals of the applications for such patents, in the United States and all counterparts thereto in countries outside the United States, all of which patents and patent applications as of the Effective Date are listed in Attachment A. Patent Rights shall not include Valid Claims that are limited to compounds that bind to a specific biological or molecular target nor Valid Claims in U.S. Patent No. 5,233,409 to the extent they cover single chain antibodies.

        1.6.  "Valid Claim" shall mean either (a) a claim of an issued patent that has not been held unenforceable or invalid by an agency or a court of competent jurisdiction in any unappealable or unappealed decision or (b) a claim of a pending patent application that has not been abandoned or finally rejected without the possibility of appeal or refiling.

        The above definitions are intended to encompass the defined terms in both the singular and plural forms.

ARTICLE 2.
GRANT OF RIGHTS & MUTUAL RELEASE

        2.1.    License Grant.    Subject to the terms and conditions set forth herein, Licensor hereby grants Licensee and its Affiliates a world-wide, nonexclusive license (without the right to grant sublicenses) under Patent Rights to make, have made, use, sell and have sold Licensed Products in the Field of Use.

        2.2.    Limitation of Rights.    Licensee acknowledges that its rights under Patent Rights are limited to those expressly granted herein and that Licensee is expressly prohibited from selling, transferring or otherwise making available to third parties (i) Licensed Intermediates, and (ii) Licensed Products for use outside the Field of Use; provided however, that Licensee shall not be prohibited from making such materials available to academic collaborators for non-commercial research purposes.

        2.3.    Covenant Not to Sue.    In partial consideration for the grant of rights hereunder, Licensee agrees not to enforce against Licensor or its Affiliates any patent right owned or controlled by Licensee or its Affiliates during the term of this Agreement that Licensor or its Affiliates may infringe in practicing the inventions claimed in Patent Rights, including the patent rights listed in Attachment B. Nothing in this Section 2.3 is intended to grant Licensor or its Affiliates any proprietary rights or rights to nonsuit with respect to specific peptides, proteins, antibodies or analogs thereof.

        2.4.    Mutual Release.    Licensor hereby agrees to unconditionally discharge and release Licensee and its Affiliates, directors, officers, stockholders and employees (collectively, the "Licensee-Releasees") from any and all claims Licensor may have against the Releasees, and Licensee hereby agrees to unconditionally discharge and release Licensor and its Affiliates, directors, officers, stockholders and employees (collectively, "Licensor-Releasees"), each with respect to any prior negotiations or agreements relating to the Patent Rights between any Licensee-Releasee and Licensor-Releasee, including without limitation the Option Agreement effective as of January 9, 1995 between Protein Engineering Corporation and Affymax Technologies N.V.

ARTICLE 3.
PAYMENTS

        3.1.    Payment Option Selection.    As consideration for the rights granted hereunder, Licensee agrees to pay to Licensor by wire transfer the sum of One Million U.S. Dollars ($1,000,000) by the Effective Date.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

        4.1.    Authorization.    Each party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party.

        4.2.    Ownership of Patent Rights.    Licensor represents and warrants that, as of the Effective Date, it possesses the exclusive right, title, and interest in and to the Patent Rights and that it has the full legal right and power to enter into the obligations and grant the rights and licenses set forth in this Agreement.

        4.3.    Disclaimer of Warranties.    Nothing in this Agreement shall be construed as:

          a.     a warranty or representation by Licensor as to the validity or scope of any patent included within the Patent Rights;

          b.     a warranty or representation that the exploitation of the Patent Rights or the manufacture, use or sale of a Licensed Intermediate or a Licensed Products is or will be free from infringement of patents of third parties;

          c.     an obligation of either party to bring or prosecute actions or suits against third parties for infringement;

          d.     an obligation of Licensor, other than to use its reasonable efforts, to maintain any patent or to continue to prosecute any patent application included within the Patent Rights in any country;

          e.     an obligation of either party to furnish any confidential information or know-how;

          f.      creating any agency, partnership, joint venture or similar relationship between Licensor and Licensee; or

          g.     conferring by implication, estoppel or otherwise any license, immunity or right under any patent of Licensor other than those specified in Patent Rights.

ARTICLE 5.
INDEMNIFICATION

        5.1.    Indemnification.    Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates and their directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Indemnities") against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands, or judgments concerning any product, process or service that is made, used, sold or provided pursuant to any right or license granted under this Agreement.

ARTICLE 6.
TERM AND TERMINATION

        6.1.    Term.    Unless sooner terminated as provided herein, this Agreement shall commence on the Effective Date and shall remain in effect until the expiration of the last to expire of the applicable Patent Right, unless earlier terminated as provided in this Article.

        6.2.    Termination by Licensor.    In the event that Licensee fails to make timely payment of the amount due to Licensor under this Agreement, Licensor may terminate this Agreement upon ten (10) days written notice to Licensee, unless Licensee pays all past-due amounts prior to the expiration of such ten (10)-day notice period.

        6.3.    Other Material Breach.    In the event that either party commits a material breach of any of its obligations under this Agreement and such party fails to remedy that breach within ninety (90) days after receiving written notice thereof from the other party, that other party may immediately terminate this Agreement upon written notice to the breaching party.

        6.4.    Effect of Termination.    Upon the expiration or termination of this Agreement, Licensee's rights under the Patent Rights shall terminate immediately. Article 5 shall survive the expiration or termination of this Agreement.

ARTICLE 7.
MISCELLANEOUS

        7.1.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

        7.2.    Consent to Jurisdiction.    The parties hereby irrevocably consent and submit to the exclusive jurisdiction of any Commonwealth of Massachusetts or Federal court sitting in Boston in any action or proceeding of any type whatsoever arising out of or relating to this Agreement.

        7.3.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

        7.4.    Headings.    All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

        7.5.    Binding Effect.    This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors and assigns.

        7.6.    Assignment.    This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, with prompt written notice to the other party of any such assignment.

        7.7.    Compliance With Law.    Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of the Agreement shall be conformed and limited only to the extent necessary to bring it within the applicable legal requirements.

        7.8.    Notices.    All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Licensor: Dyax Corp. Protein Engineering Corporation 765 Concord Avenue Cambridge, MA 02138 Attention: Chief Executive Officer Facsimile: (617) 868-0898	If to Licensee: To the address or facsimile number set forth below Licensee's signature to this Agreement

        Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

        7.9.    Amendment and Waiver.    This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

        7.10.    Severability.    In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

        7.11.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof.

        IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

LICENSOR:	LICENSEE:
PROTEIN ENGINEERING CORPORATION	AFFYMAX TECHNOLOGIES N.V. and GLAXO WELLCOME
By: /s/ L. E. CANNON Name: L. Edward Cannon Title: President	By: /s/ JAMES NIEDEL Name: J. Niedel Title: Exec Director R&D
DYAX CORP.	Address of Licensee:

Facsimile:
By: /s/ HENRY E. BLAIR Name: Henry E. Blair Title: Chairman and CEO